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                                                  ------------------------------

                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

     Fisbeck                          John                F.
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     (Last)                           (First)             (Middle)

     6809 Corporate Drive
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     (Street)

     Indianapolis                     Indiana              46278
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     (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Fortune Diversified Industries, Inc. (FDVI)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4.   Statement for Month/Day/Year

     08/05/2002
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5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
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
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                       6.
                                  2A.                   4.                            5.               Owner-
                         2.       Deemed    3.          Securities Acquired (A) or    Amount of        ship      7.
                         Trans-   Execution Trans-      Disposed of (D)               Securities       Form:     Nature of
                         action   Date, if  action      (Instr. 3, 4 and 5)           Beneficially     Direct    Indirect
                         Date     any       Code        ----------------------------- Following        (D) or    Beneficial
1.                       (Month/  (Month/   (Instr. 8)               (A)              Reported         Indirect  Owner-
Title of Security        Day/     Day/      ----------- Amount       or     Price     Transaction(s)   (I)       ship
(Instr. 3)               Year)    Year)     Code    V                (D)              (Instr. 3 and 4) (Instr.4) (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------
                                            S(1)        5,000
Common Stock             08/05/02                                           .25       18,852,023       D
                                  08/06/02          V                D
---------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

Note (1) The transaction was pursuant to a written plan satisfying conditions of Exchange Act Rule 10b5-1(c).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

=================================================================================================================================
                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of Deriv- Form
                                                                                                        ative     of
                                                5.                            7.                        Secur-    Deriv-  11.
                                                Number of                     Title and Amount          ities     ative   Nature
                                                Derivative   6.               of Underlying     8.      Bene-     Secur-  of
             2.               3a.       4.      Securities   Date Exer-       Securities        Price   ficially  ity:    In-
             Conver-  3.      Deemed    Trans-  Acquired (A) cisable and      (Instr. 3 and 4)  of      Owned     Direct  direct
             sion or  Trans-  Execution action  or Disposed  Expiration Date  ----------------  Deriv-  Following (D) or  Bene-
1.           Exercise action  Date, if  Code    of(D)        (Month/Day/Year)          Amount   ative   reported  In-     ficial
Title of     Price of Date    any       (Instr. (Instr. 3,   ----------------          or       Secur-  Trans-    direct  Owner-
Derivative   Deri-    (Month/ (Month/   8)      4 and 5)     Date     Expira-          Number   ity     action(s) (I)     ship
Security     vative   Day/    Day/      ------- ------------ Exer-    tion             of       (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)   Security Year)   Year)     Code V  (A)   (D)    cisable  Date    Title    Shares   5)      4)        4)      4)
---------------------------------------------------------------------------------------------------------------------------------
N/A
---------------------------------------------------------------------------------------------------------------------------------
=================================================================================================================================

Explanation of Responses:


/s/ John F. Fisbeck                                        September 03, 2002
---------------------------------------------              ------------------
      **Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.